MEMORANDUM

FT 3729

File No. 333-183084

The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on September 28, 2012 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trust has been added.
Pages 3-12	The following information for the Trust appears:
The Aggregate Value of Securities initially deposited has been added.
The Aggregate Value of Securities initially deposited has been added.
The initial number of units of the Trust
Sales charge
The Public Offering Price per Unit as of the business day before the Initial Date of Deposit
The Mandatory Termination Date has been added.
Page 13	The Report of Independent Registered Public Accounting Firm has been completed.
Pages 14-19	The Statement of Net Assets has been completed.
Pages 20-50	The Schedule of Investments has been completed.
Back Cover	The date of the Prospectus has been included.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

CHAPMAN AND CUTLER LLP

September 28, 2012